Exhibit 10.23

April 24, 2015

Scott Salka

14778 El Rodeo Court

Rancho Santa Fe, CA 92067

Dear Scott:

We are pleased to confirm our offer of employment with Ampliphi Biosciences Corporation (the “Company”), in the position of Chief Executive Officer.

Position. As Chief Executive Officer, you will be responsible for managing the day to day operations and strategy of the Company and you will report directly to the Board of Directors of the Company. In addition, you will be appointed to the Board of Directors upon your commencement of employment. You agree to devote your full business time and attention to your work for the Company. Except upon the prior written consent of the Board of Directors, you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company. However, the Company agrees that you may continue to serve in the capacity of Chief Executive Officer of Aspyrian Therapeutics, Inc. (“Aspyrian”) for a period of up to six (6) months from the date of this letter, provided that you seek to wind-down such activities and such activities do not interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company. In addition, the Company agrees that you can continue to serve on the Board of Directors of Aspyrian so long as such activities do not interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

Salary. Your initial base salary will be $425,000 per year, less applicable withholdings. Your salary will be reviewed from time to time by the Board of Directors or its compensation committee, and may be adjusted in the sole discretion of the Board of Directors or its compensation committee.

Bonus. You will be eligible to earn an annual performance bonus based on achievement of Company performance objectives to be established by the Board of Directors or its compensation committee, which for 2015 will be substantially as set forth in the Company’s communications to investors regarding plans for the year, as previously provided to you. For 2015, your annual target performance bonus will equal 40% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board of Directors or its compensation committee. You must be employed by the Company through the date on which bonuses are paid in order to be eligible to receive a bonus. In order to receive a 2015 bonus, you also must have terminated your relationship with Aspyrian Therapeutics, Inc. in accordance with this letter agreement, and your bonus for 2015 will be pro-rated for the partial year of service.

US: 4870 Sadler Rd. Suite 300, Glen Allen, VA 23060

AU: Unit 7 27 Dale Street, Brookvale 2100 NSW

Scott Salka

Equity Award. Promptly after the earlier of (i) the completion by the Company of a reverse stock split that results in the Company having additional authorized but unissued shares of Common Stock and (ii) an increase in the number authorized but unissued shares of Common Stock, in either case, which results in the number of authorized but unissued shares of Common Stock equaling or exceeding the number of shares available for issuance under the Company’s 2013 Stock Incentive Plan (the “Plan”) at the time of such increase, the Board of Directors will grant you an option to purchase a number of shares of Common Stock of the Company equal to four percent (4%) of the then current fully diluted number of shares of Common Stock (assuming conversion or exercise of all outstanding convertible or exercisable securities, and including shares available for issuance pursuant to the Plan). The exercise price of such option will be the fair market value on the date of grant, as determined by the Board of Directors. The options shall vest with respect to one-third of the total number of shares on the date of achievement of each milestone or as otherwise set forth on Exhibit A. Vesting will depend on your continued employment with the Company on the date on which vesting would occur. If the milestones set forth in (a) on Exhibit A do not occur by the date specified in such section, the option shall terminate with respect to the shares that would have otherwise vested on the attainment of such milestone. The option shall be subject to the terms and conditions of the Plan and the option agreement to be entered between you and the Company. The Company agrees that it will take such actions as are reasonably required so that the conditions set forth in (i) or (ii) above are satisfied.

Benefits: You will be eligible to participate in the benefits made generally available by the Company to its senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

At-Will Employment; Severance: The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from the Company’s Board of Directors and from all offices and directorships then held with the Company or any subsidiary. In the event the Company terminates your employment without Cause,1 or you terminate your employment for Good Reason,2 you will be eligible to receive an amount equal to twelve (12) months of your base salary, payable in the form of salary continuation (“Severance Pay”). Your eligibility for this Severance Pay is conditioned upon your execution of a release of claims in a form provided by the Company (the “Release”) within forty-five (45) days following your termination date and non-revocation of the Release during any applicable statutory revocation period. If you comply with these conditions, the Severance payments will commence on the sixtieth (60th) day following your termination date. In order to be eligible for any Severance Pay, you also must have terminated your relationship with Aspyrian Therapeutics, Inc. in accordance with this letter agreement.

1 For purposes of this paragraph, “Cause” means (1) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company, including without limitation your obligation to cease serving as Chief Executive Officer of Aspyrian Therapeutics, Inc. within six (6) months from the date of this letter, and that such activities do not interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

2 For the purposes of this paragraph, “Good Reason” means the occurrence at any time of any of the following without your prior written consent: (a) removal from the position of Chief Executive Officer with respect to the Company resulting in the material diminution in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (b) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position of Chief Executive Officer or a material diminution of your position, authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (c) a material reduction in your overall compensation, including your base salary and potential to earn incentive or equity compensation; or (d) any willful failure or willful breach by the Company of any of the material obligations of this Agreement. For purposes of this subsection, no act, or failure to act, on the Company’s part shall be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company. You may terminate your employment under this Agreement for Good Reason at any time on or prior to the 180th day after the initial occurrence of any of the foregoing Good Reason events; provided, however, that, within ninety (90) days of any such events having first occurred, you shall have provided the Company with notice that such event(s) have occurred and afforded the Company thirty (30) days to cure same.

US: 4870 Sadler Rd. Suite 300, Glen Allen, VA 23060

AU: Unit 7 27 Dale Street, Brookvale 2100 NSW

Scott Salka

Taxes: All amounts paid under this letter shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you. Notwithstanding any other provision of this letter whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangernents) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, any such amount to which you would otherwise be entitled during the six (6), month period immediately following your termination of employment with the Company will be paid in a lump sum on the date six (6) months and one (1) day following the date of your termination of employment with the Company (or the next business day if such date is not a business day), provided that you have complied with the requirements for such payment. You shall be treated as having a termination of employment under this Agreement only if such termination meets the requirements of a “separation from service” as that term is defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Regs. Section l.409A-1(h), and as amplified by any other official guidance. This Agreement is intended to comply with the provisions of Code Section 409A; provided, however, that the Company makes no representation that the amounts payable under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to amounts payable under this Agreement or to mitigate its effects on any deferrals or payments made under this Agreement.

Entire Agreement. Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than May 1, 2015. This letter sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by a duly authorized member of the Company’s Board of Directors and you. It shall be governed by California law, without regard to principles of conflicts of laws. Your employment is contingent upon your execution of the Company’s Proprietary Information and Invention Assignment Agreement.

US: 4870 Sadler Rd. Suite 300, Glen Allen, VA 23060

AU: Unit 7 27 Dale Street, Brookvale 2100 NSW

Scott Salka

Sincerely,

/s/ Jeremy Curnock Cook
Jeremy Curnock Cook
Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ Scott Salka
Scott Salka

28Apr15
Date

US: 4870 Sadler Rd. Suite 300, Glen Allen, VA 23060

AU: Unit 7 27 Dale Street, Brookvale 2100 NSW

Scott Salka

Exhibit A

Option Vesting Milestones

(a)	The date on or before June 30, 2016, when the Company shall have secured at least $20 million in capital after the start of your employment, either through financings, licenses, grants or other means, to fund the Company’s operations according to a plan approved by the Board of Directors into the second quarter of 2018.

(b)	The date on which the Company shall have completed one Phase 1 human clinical trial of its phage products (delivery of final trial report) and had the first patient dosing of a second human clinical trial, in the same or a different indication, as determined by the Board of Directors.

(c)	With respect to one-third of the total number of shares subject to your option (the “Vesting Shares”), the option shall vest with respect to 25% of the Vesting Shares on the one-year anniversary of the start of your employment with the Company, and thereafter with respect to 1/48th of the total number of Vesting Shares on each monthly anniversary of the start of your employment with the Company.

US: 4870 Sadler Rd. Suite 300, Glen Allen, VA 23060

AU: Unit 7 27 Dale Street, Brookvale 2100 NSW